.	EXHIBIT 10.15

MASTER AGREEMENT

This Master Agreement (this “Agreement”) is made and entered into as of July 17, 2003, between BRUNSWICK CORPORATION, a Delaware corporation (“Brunswick”), FOUNTAIN POWERBOAT INDUSTRIES, INC., a Nevada corporation (“FPII”), FOUNTAIN POWERBOATS INC., a North Carolina corporation (the “Company”), and REGINALD M. FOUNTAIN, JR. (“RMF”).

RECITALS

The Company, a wholly-owned subsidiary of Fountain Powerboat Industries, Inc. (“FPII”), is in the business of manufacturing, selling, distributing and marketing high-performance boats (the “Business”) using, in large part, Mercury outboard, inboard and sterndrive engines (“Mercury Engines”). The Company is obtaining certain loans intended to enable the Company to achieve financial stability and to grow and maintain the Business, and Brunswick is willing to guarantee such loans and to enter into an exclusive supply agreement for Mercury Engines with the Company. In addition, RMF will give Brunswick the option to acquire the shares of and options to acquire shares of FPII owned by RMF, and FPII will grant Brunswick options to acquire certain shares of FPII.

In consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms shall have the meanings set forth herein for the purposes of the transactions described in this Agreement:

“Affiliate” of any Person shall mean any corporation, proprietorship, partnership or business entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person, including such Person’s Subsidiaries; except that any non-marine/powerboat entity of RMF shall not be an Affiliate hereunder.

“Bank” shall mean the Bank of America, N.A.

“Bank Collateral” shall mean (a) all of the assets of the Company and its Subsidiaries, including accounts, inventory, equipment, fixtures, general intangibles, investment property and real estate, and (b) the real estate owned by RMF that currently secures the GE Notes.

“Bank Liabilities” shall mean all obligations of the Company to the Bank under or in connection with the Loan Documents, including for principal, interest, fees, costs and expenses, breakage costs and indemnities.

“Brunswick”—see the first paragraph of this Agreement. References to Brunswick shall include Mercury.

“Brunswick Guaranty” shall mean the guarantee by Brunswick of the Bank Liabilities substantially in the form of Exhibit A.

“Brunswick Indemnified Parties” shall be defined as set forth in Section 11.1.

“Brunswick Option Period” shall be defined as set forth in Section 2.7.

“Brunswick Purchase Option” shall be defined as set forth in Section 2.7.

“Business” shall be defined as set forth in the Recitals.

“Capital Stock” shall mean the authorized capital stock of FPII.

“Claim” shall mean any claim, suit, action or proceeding.

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article 9 hereof.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Collateral” shall mean the Bank Collateral, the RMF Property Collateral, the FPII Make-Up Option and the RMF Stock Collateral.

“Company” shall be defined as set forth in the first paragraph of this Agreement.

“Company Indemnified Parties” shall be defined as set forth in Section 11.2.

“Contingent Purchase Agreement” shall be defined as set forth in Section 2.3.

“Contract” shall mean any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, franchise, note or bond.

“Disabled” shall mean an inability or unwillingness to work at least 40 hours per week fulfilling with competence those duties which a senior executive officer would be expected to perform managing all operations and exercising appropriate informed decisions for the company, as a result of physical or mental impairment of whatever kind or nature.

“EBITDA” shall mean (i) FPII’s net income for the applicable period, plus (ii) the provision for taxes based on income or profits of FPII for such period to the extent the same was deducted in computing FPII’s net income for such period, plus (iii) the interest expense of FPII for such period to the extent the same was deducted in computing FPII’s net income for such period, plus (iv) depreciation and amortization of FPII for such period to the extent the same was deducted in computing FPII’s net income for such period, all determined in accordance with generally accepted accounting principles, consistently applied.

“Encumbrance” shall mean any mortgage, lien, charge, security interest, encumbrance, restriction, claim or right of another.

Engine Supply Agreement” shall mean the exclusive engine supply agreement dated the Closing Date between the Company and FPII and Brunswick substantially in the form attached as Exhibit B, pursuant to which the Company and its Affiliates will purchase Mercury Engines from Mercury pursuant to Mercury’s standard OEM program (which currently is 1% discount for cash-in-advance, it being understood that Mercury may, without giving any notice or incurring any liability to the Company, change its standard OEM terms from time to time in its sole discretion).

“FPII” shall be defined as set forth in the Recitals.

“FPII Make-Up Option” shall be defined as set forth in Section 2.9.2.

“FPII Purchase Option” shall be defined as set forth in Section 2.9.1.

“FPII Shares” shall be defined as set forth in Section 2.9.1.

“GE” shall mean General Electric Capital Corporation and GE Capital Small Business Finance Corporation, as applicable.

“Governmental Authority” shall mean the government of the United States, any state or political subdivision thereof or any foreign country and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” shall be defined as set forth in Section 11.3.1.

“Indemnifying Party” shall be defined as set forth in Section 11.3.1.

“Interest Account” shall mean an interest-bearing account at the Bank established in accordance with Section 2.1, or to the extent otherwise agreed in writing by the parties after the Closing, with Northwestern Mutual.

“Law” shall mean any law, statute, regulation, code, ordinance, rule or governmental requirement (whether Federal, state, local or foreign).

“Loan” shall be defined as set forth in Section 2.1.

“Loan Agreement” shall be defined as set forth in Section 2.1.

“Loan Documents” shall mean the Loan Agreement and all related documentation between (i) the Bank, (ii) the Company and/or any of its Subsidiaries and FPII.

“Losses” shall mean all losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses).

“Mercury” shall mean Brunswick’s Mercury Marine Division.

“Mercury Engines” shall be defined as set forth in the Recitals.

“Offer Price” shall be defined as set forth in Section 2.8.

“Option Share Purchase Price” shall mean the price per share determined by performing the following calculation:

(a) the product of

(i) the average consolidated EBITDA of FPII from the two immediately past complete fiscal years times

(ii) 6, minus

(b) all then-existing interest-bearing loan debt of FPII and its Subsidiaries, plus

(c) all cash on hand of FPII and its Subsidiaries, divided by

(d) the number of outstanding shares of Capital Stock of FPII.

(e) If the price calculated is less than zero, the Option Share Purchase Price shall be zero. Notwithstanding the foregoing, in the event that RMF is no longer living or is Disabled, the multiplier referenced in clause (a)(ii) above shall be 4 and not 6.

“Permitted Encumbrance” shall mean (a) with respect to the Bank Collateral, Encumbrances in favor of the Bank and all Encumbrances permitted by the negative assurances section of the Loan Agreement (without giving effect to any termination thereof or any amendment thereto or waiver thereunder unless approved in writing by Brunswick); and (b) with respect to the RMF Property Collateral, Encumbrances in favor of Brunswick and all other Encumbrances currently on the RMF Property Collateral and which have been approved by Brunswick.

“Person” shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“RMF” shall be defined as set forth in the first paragraph of this Agreement.

“RMF Guaranty” shall mean the guarantee by RMF of the Bank Liabilities in form and substance reasonably satisfactory to Brunswick and its counsel.

“RMF Reimbursement Agreement” shall be defined as set forth in Section 2.5.

“RMF Property Collateral” shall be defined as set forth in Section 2.5.

“RMF Sale Period” shall be defined as set forth in Section 2.8.

“RMF Shares” shall be defined as set forth in Section 2.7.

“RMF Stock Collateral” shall be defined as set forth in Section 2.5.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall mean each registration statement, report, proxy statement, information statement, or schedule filed with the SEC by FPII.

“Subsidiary” shall mean, with respect to any Person, a corporation or other entity of which such Person and/or any of such Person’s Subsidiaries own at least fifty percent (50%) or more of the voting stock or equity interests; except that any non-marine/powerboat entity of RMF shall not be an Affiliate.

“Transaction Documents” shall mean this Agreement, the Engine Supply Agreement, the Brunswick Guaranty, the Loan Agreement, the Contingent Purchase Agreement, the RMF Guaranty, the RMF Reimbursement Agreement and all other documents, instruments and certificates necessary to accomplish the transactions contemplated hereby.

ARTICLE 2

LOAN, GUARANTIES, SECURITY, OPTIONS

2.1 Loan. Subject to the satisfaction of the parties hereto with the Loan Documents, the Company shall, on or before the Closing Date, enter into a term loan agreement (the “Loan Agreement”) with the Bank providing for a term loan (the “Loan”) in the amount of $18,000,000. The proceeds of the Loan shall be used in accordance with Schedule 2.1. To the extent that the uses of proceeds set forth above do not aggregate $18,000,000, the remainder (but no more than $2,281,069 without Brunswick’s prior written consent) shall be put in the Interest Account.

2.2 Guaranties and Collateral for the Bank Liabilities. The Bank Liabilities will be unconditionally guaranteed by FPII and will be secured by the Bank Collateral. In addition, (a) RMF will personally guarantee all of the Bank Liabilities pursuant to the RMF Guaranty; and (b) Brunswick will guarantee all of the Bank Liabilities, up to a maximum of $18,000,000, pursuant to the Brunswick Guaranty.

2.3 Contingent Purchase Option. Pursuant to a contingent purchase agreement substantially in the form of Exhibit C (the “Contingent Purchase Agreement”) between Brunswick and the Bank, Brunswick will have the option, under certain circumstances, to purchase the Loan and all other Bank Liabilities from the Bank.

2.4 Certain Agreements of Company and RMF with respect to the Loan. To induce Brunswick to issue the Brunswick Guaranty, the Company and RMF agree that (a) (i) if Brunswick exercises its right to purchase the Loan and the other Bank Liabilities under the Contingent Purchase Agreement, then Brunswick shall succeed to all rights of the Bank under the Loan Documents; (ii) Brunswick shall have a second lien (subject to the first lien of the Bank) on all of the Bank Collateral; and (iii) if Brunswick makes any payment under the Brunswick Guaranty, then (subject to any delay of its subrogation rights required by the Bank pursuant to the Brunswick Guaranty) Brunswick shall be subrogated to all rights of the Bank under the Loan Documents, and (b) in the case of both clause (i) and clause (ii), Brunswick may take all actions and exercise all remedies that would have been available to the Bank under the Loan Documents, including enforcing any guaranty, foreclosing on any collateral and/or exercising any right available to a secured creditor under the Uniform Commercial Code or other applicable law. Notwithstanding the foregoing sentence, if Brunswick succeeds to the rights of the Bank under the Loan Documents (by purchase, subrogation or otherwise), the liability of RMF under the RMF Guaranty shall be limited to the excess (if any) of (i) the Bank Liabilities over (ii) $14.7 million.

2.5 RMF Reimbursement Agreement. RMF agrees that at Closing he will issue an indemnity agreement in favor of Brunswick substantially in the form of Exhibit D (the “RMF Reimbursement Agreement”) pursuant to which RMF will indemnify Brunswick for all amounts in excess of $14.7 million which Brunswick may pay to the Bank (i) to purchase the Loan and the other Bank Liabilities pursuant to the Contingent Purchase Agreement or (ii) pursuant to the Brunswick Guaranty. The RMF Reimbursement Agreement will be secured by (a) RMF’s Eastbrooke real property in Pitt County, North Carolina and RMF’s Fairview Shopping Center property in Tarboro, Edgecombe County, North Carolina (the “RMF Property Collateral”), (b) a pledge of RMF’s stock in FPII (including any stock RMF acquires through FPII’s stock option plan) (the “RMF Stock Collateral”), (c) a collateral assignment of $2,000,000 of life insurance insuring the life of RMF, (d) the FPII Make-Up Option and (e) subject to the first lien of the Bank (and any intercreditor agreement required by the Bank), a second lien on all of the Bank Collateral.

2.6 Engine Supply Agreement. At Closing, FPII and the Company will enter into the Engine Supply Agreement which will have a term ending the later of (a) the end of the second model year after the year in which complete repayment of the Loan (other than through extension or refinancing) and the extinguishment of the Brunswick Guaranty occur and (b) seven (7) years.

2.7 Brunswick Purchase Option. Brunswick shall have the option (the “Brunswick Purchase Option”) commencing on the earlier of (i) the date the Loan Agreement has terminated and all amounts outstanding thereunder have been paid in full, or (ii) July 1, 2007, and ending three months after audited financial statements of FPII and the Company have been provided to Brunswick covering the two full fiscal year periods commencing after the Loan Agreement has been terminated and all amounts outstanding thereunder have been paid in full (the “Brunswick Option Period”), to purchase any or all of the shares of Capital Stock held by RMF, as well as all options held by RMF to purchase Capital Stock (the “RMF Shares”) at the Option Share Purchase Price. To exercise the Brunswick Purchase Option, Brunswick shall deliver to RMF written notice (in the manner contemplated by Section 12.6) of its exercise of the Brunswick Purchase Option within the Brunswick Option Period. Once notice is given RMF shall not be able to exercise outstanding options. If Brunswick validly exercises the Brunswick Purchase Option, RMF shall sell, and Brunswick shall purchase, all of RMF Shares as promptly as practicable after the date of such exercise and in no event later than the latest to occur of the following: (A) 60 days after the date of such exercise and (B) five days after receipt of all required or appropriate approvals to such transaction from any Governmental Authority. Brunswick shall pursue required approvals from any Governmental Authority promptly. If, after Brunswick exercises the Brunswick Purchase Option, any Governmental Authority whose approval is required to consummate the Brunswick Purchase Option imposes a condition on its approval of such acquisition that, in the sole discretion of Brunswick, would make the acquisition of the RMF Shares impractical or not otherwise in the best interests of Brunswick,

Brunswick shall not be required to consummate the Brunswick Purchase Option. If such decision not to complete the acquisition is made, the Brunswick Purchase Option shall be deemed not to have been exercised and shall remain in full force and effect, but it shall expire (if not previously exercised) on the later of (a) the last day of the Brunswick Option Period, or (b) the last day of the month that is 18 months after the decision not to consummate was made. At the closing of the Brunswick Purchase Option, (1) RMF shall deliver to Brunswick the RMF Shares free and clear of all Encumbrances; and (2) Brunswick shall deliver to RMF the Option Share Purchase Price multiplied by the number of RMF Shares purchased. At all times during the Brunswick Option Period, the Company and FPII shall afford Brunswick free and unfettered access to their books and records in order that Brunswick can determine whether to exercise the Brunswick Purchase Option; provided such access is not in violation of any applicable law.

2.8 RMF Share Sale. If at any time after the Closing Date and before and including the date the Brunswick Purchase Option terminates (the “RMF Sale Period”), RMF receives a bona fide third party written offer to purchase the RMF Shares containing specific terms, RMF shall give written notice to Brunswick of such offer together with copies of all documentation related thereto. Upon receipt of such notice Brunswick (in its discretion) shall have 30 days (i) to purchase the RMF Shares at seventy percent (70%) of the price set forth in the written notice (the “Offer Price”), (ii) to exercise the Brunswick Purchase Option, if available, or (iii) to decline to do either. If Brunswick decides not to purchase at the Offer Price or to exercise the Brunswick Purchase Option, then RMF shall be free to sell the RMF Shares at the proposed purchase price for 180 days after the date of Brunswick’s notice informing RMF of its decision not to proceed; provided that RMF is able to provide replacement collateral for the RMF Stock Collateral acceptable to Brunswick. In the event that Brunswick decides to proceed, Brunswick shall purchase all of the RMF Shares as promptly as practicable after the date of such exercise and in no event later than the latest to occur of the following: (A) 60 days after notice to the Company of its decision to proceed and (B) five days after receipt of all required approvals to such transaction from any Governmental Authorities. Brunswick shall pursue required approvals from any Governmental Authority promptly. If any Governmental Authority whose approval is required to consummate the purchase of RMF Shares imposes a condition on its approval of such acquisition that, in the sole discretion of Brunswick, would make the acquisition of the RMF Shares impractical or not otherwise in the best interests of Brunswick, Brunswick shall not be required to consummate the purchase. If such decision not to complete the acquisition is made, RMF may not sell the RMF Shares to the original third party bidder for a time period terminating on the last day of the month that is 18 months after Brunswick’s decision not to consummate was made (the “Termination Date”)). If at any time prior to the Termination Date, Brunswick decides that it is in a position to consummate it may do so at the purchase price originally selected by Brunswick. In addition, in the event that the original third party bidder elects not to proceed at any time prior to the Termination Date, the rights granted to Brunswick in this Section 2.8 shall be in full force and effect with respect to any subsequent offers to purchase until the Termination Date. At the closing of any purchase, (1) RMF shall deliver to Brunswick the RMF Shares free and clear of all Encumbrances; and (2) Brunswick shall deliver to RMF in immediately available funds equal to the purchase price for the RMF Shares. In the event that Brunswick determines to acquire the RMF Shares solely to sell them to the proposed purchaser, Brunswick may waive such option in consideration of the immediate payment of the difference between the proposed purchase price and the Offer Price.

2.9 FPII Options.

2.9.1 FPII Purchase Option. At any time during the Brunswick Option Period, Brunswick shall have the option (the “FPII Purchase Option”) to purchase that number of shares of Capital Stock of FPII (the “FPII Shares”) (at a price equal to the weighted average of the market closing price for the previous 30 days in which 2,000 shares or more have traded from the date of notice of exercise) which would result in Brunswick owning, together with the RMF Shares, 50.1% of the issued and outstanding Capital Stock on a fully diluted basis. To exercise the FPII Purchase Option, Brunswick shall deliver written notice of its exercise of the FPII Purchase Option within the Brunswick Option Period. If Brunswick validly exercises the FPII Purchase Option, FPII shall sell, and Brunswick shall purchase, the number of shares of capital Stock identified in the notice as promptly as practicable after the date of such exercise and in no event later than the latest to occur of the following: (A) 60 days after the date of such exercise and (B) five days after receipt of all required or appropriate approvals to such transaction from any Governmental Authority. Brunswick shall pursue required approvals from any Governmental Authority promptly. If, after Brunswick exercises the FPII Purchase Option, any Governmental Authority whose approval is required to consummate the FPII Purchase Option imposes a condition on its approval of such acquisition that, in the sole discretion of Brunswick, would make the acquisition of the Capital Stock impractical or not otherwise in the best interests of Brunswick, Brunswick shall not be required to consummate the FPII Purchase Option. If such decision not to complete the acquisition is made, the FPII Purchase Option shall be deemed not to have been exercised and shall remain in full force and effect, but it shall expire (if not previously exercised) on the last day of the month that is 36 months after the decision not to consummate was made. At the closing of the FPII Purchase Option, (1) FPII shall deliver to Brunswick the FPII Shares free and clear of all Encumbrances, and (2) Brunswick shall deliver to FPII the FPII Share Purchase Price multiplied by the number of FPII Shares purchased. At all times during the Brunswick Option Period, the Company and FPII shall afford Brunswick full access to their books and records in order that Brunswick can determine whether to exercise the FPII Purchase Option; provided such access is not in violation of any applicable law.

2.9.2 FPII Make-Up Option. At any time (a) that the Brunswick Guaranty remains in effect or Brunswick is the owner of the Loan and (b) during the period beginning on the date Brunswick initiates foreclosure or other realization on the RMF Stock Collateral and ending on the 90th day after completion of such foreclosure or other realization, Brunswick shall have the option to purchase up to 273,146 shares of Capital Stock of FPII at a price equal to $.05 per share. To exercise the FPII Make-Up Option, Brunswick shall deliver written notice to FPII of its exercise of the FPII Make-Up Option. If Brunswick validly exercises the FPII Make-Up Option, FPII shall sell, and Brunswick shall purchase, the number of shares of Capital Stock identified in the notice as promptly as practicable after the date of such exercise and in no event later than five days after receipt of all required or appropriate approvals to such transaction from any Governmental Authority. Brunswick shall pursue required approvals from any Governmental Authority promptly. If, after Brunswick exercises the FPII Make-Up Option, any Governmental Authority whose approval is required to consummate the FPII Make-Up Option imposes a condition on its approval of such acquisition that, in the sole discretion of Brunswick, would make the acquisition of the Capital Stock impractical or not otherwise in the best interests of Brunswick, Brunswick shall not be required to consummate the FPII Make-Up Option. If such decision not to complete the acquisition is made, the FPII Make-Up Option shall be deemed not to have been exercised and shall remain in full force and effect, but it shall expire (if not previously exercised) on the last day of the month that is 36 months after the decision not to consummate was made. At the closing of the FPII Make-Up Option, (1) FPII shall deliver to Brunswick the FPII Shares free and clear of all Encumbrances, and (2) Brunswick shall deliver to FPII the purchase price therefor.

2.10 Antidilution. The parties acknowledge that Brunswick would not enter into this Agreement without being assured of maintaining its ability to acquire the percentage of the Shares of Capital Stock of FPII that the RMF Shares represent on the date hereof. Accordingly, without Brunswick’s prior written consent, neither FPII nor the Company shall create any new class of Capital Stock nor issue any Capital Stock or options to purchase Capital Stock.

2.11 Closing Actions.

2.11.1 On the Closing Date, subject to the terms and conditions set forth herein, Brunswick shall enter into the Brunswick Guarantee, and FPII, the Company and its Subsidiaries and RMF shall take all actions that Brunswick deems necessary or appropriate to grant to Brunswick perfected liens on and security interests in all Collateral, subject to no Encumbrances other than Permitted Encumbrances.

2.11.2 On the Closing Date, subject to the terms and conditions set forth herein, each party shall execute the Transaction Documents to which it is a party.

2.12 No Liabilities Assumed by Brunswick. Except as set forth in the Brunswick Guarantee, Brunswick shall not assume, or in any way be liable or responsible for, any of the liabilities and obligations of FPII, the Company or any of their respective Subsidiaries or RMF.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FPII, THE COMPANY AND RMF

Each of FPII, the Company and RMF, jointly and severally, represents and warrants as follows:

3.1 Due Incorporation, etc. Each of FPII and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and North Carolina, respectively, each of their Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of FPII and each of its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2 Authority; Enforceability. FPII and each of its Subsidiaries has full power and authority, and has taken all necessary and proper action, including the approval of its board of directors and shareholders, if necessary, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Transaction Document to which FPII or any of its Subsidiaries is a party has been duly and validly executed and delivered by FPII and/or such Subsidiary, as applicable, and constitutes the legal, valid and binding obligation of FPII and/or such Subsidiary, as applicable, enforceable against such entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance by each of FPII and each of its Subsidiaries of the Transaction Documents to which it is a party and all other instruments, agreements, certificates and documents contemplated hereby and thereby to which it is a signatory does not and will not: (a) violate any decree or judgment of any court or Governmental Authority applicable to FPII or any of its Subsidiaries or to any of their respective properties or assets; (b) violate any Law; (c) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in or require the creation of, any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of FPII or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract to which FPII or any of its Subsidiaries is a party, or by which FPII or any of its Subsidiaries or any of their respective properties or assets is bound; or (d) violate or conflict with any provision of the Articles of Incorporation or By-Laws of FPII or any of its Subsidiaries.

3.3 No Defaults or Violations. Except as set forth on Schedule 3.3, neither FPII nor any of its Subsidiaries is in default under the terms of any Contract to the extent such default could have a material adverse effect on the Business.

3.4 Consents. No notice to, filing with, authorization of, exemption by, or consent of any Person is required for FPII or any of its Subsidiaries to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

3.5 Litigation. Except as disclosed in Schedule 3.5, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of FPII and the Company, threatened against or affecting the Business or relating to the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.5, there are no material actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending, or to the knowledge of FPII or the Company, threatened against or affecting FPII or the Company. Neither FPII nor any of its Subsidiaries is subject to any order, judgment, decree, stipulation or consent of or with any court or Governmental Authority which has had, or may have, a material adverse effect on the Business.

3.6 Taxes. Each of FPII and the Company has duly and timely filed all federal, state and local tax returns, reports and other information required to be filed by it with tax authorities through the Closing Date and has paid all taxes and other governmental charges indicated by such returns and reports to be due and payable. FPII and its Subsidiaries have paid all taxes and other governmental charges claimed by any tax authority to be due and owing, including payroll taxes, except those being contested in good faith by appropriate proceedings. No tax liens have been filed against FPII or any of its Subsidiaries or any of their respective assets. Neither FPII nor any of its Subsidiaries has received any notice or warning of any tax deficiency or tax lien (except for liens for taxes not yet due and payable), and FPII does not have reason to believe that it or any of its Subsidiaries may receive any notice or warning of any tax deficiency or tax lien (except liens for taxes not yet due and payable).

3.7 Title to Collateral. Each of FPII, each of its Subsidiaries and RMF is (and shall at the Closing be) the sole and lawful owner of, and has (or shall at the Closing have) good and marketable title to, all of the applicable Collateral, in each case free and clear of any Encumbrance other than Permitted Encumbrances.

3.8 SEC Documents; Financial Statements. (a) FPII has made available to Brunswick copies of each SEC Document filed with the SEC by FPII since July 1, 1999. As of their respective dates, as amended or supplemented by subsequent SEC Documents prior to the date hereof, FPII’s SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and none of such SEC Documents, as amended or supplemented by subsequent SEC Documents prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, neither FPII nor any of its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that, in any such case, would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to an SEC Document filed prior to the date of this Agreement.

(c) As of their respective dates, the consolidated financial statements included in the FPII’s SEC Documents, as amended or supplemented by subsequent SEC Documents prior to the date hereof, conformed as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented FPII’s consolidated financial position and that of its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

3.9 Absence of Certain Changes; No Undisclosed Liabilities. (a) Since July 1, 1999, except as disclosed in the SEC Documents prior to the date hereof, neither FPII nor any of its Subsidiaries has (i) incurred any liability, whether or not accrued, contingent or otherwise, or suffered any event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect, (ii) made any change in accounting methods, principles or practices, or (iii) issued, or agreed to issue, any capital stock except pursuant to outstanding options or warrants.

(b) Except as and to the extent disclosed by FPII in the SEC Documents, neither FPII nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of FPII and its Subsidiaries (including the notes thereto) or which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(c) FPII has no subsidiaries other than the Company and is not engaged in any business other than the design, manufacture and sale of boats and related products.

3.10 Capitalization. The Capital Stock consists of 200,000,000 authorized shares of common stock, par value $0.01 per share. As of the date hereof, there are 4,745,108 shares of Capital Stock issued and outstanding. As of the date hereof, there were outstanding options to purchase 663,500 shares under FPII’s option plans at a weighted average exercise price of $3.98. As of the date hereof, no shares are subject to issuance upon exercise of warrants. All issued and outstanding shares are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto. FPII shall at all times keep available for issuance the shares of Capital Stock issuable under the FPII Purchase Option and the FPII Make-Up Option.

3.11 Benefit Plans. All employee benefit plans, programs, policies and arrangements maintained or contributed to by FPII and its Subsidiaries complies with and has been administered in compliance with all applicable requirements of Law. Neither FPII nor any of its subsidiaries or Affiliates has any liability or contingent liability with respect to any such employee benefit plan, program, policy or arrangement and no action has been taken to contravene any requirement of any provision of any of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BRUNSWICK

Brunswick represents and warrants to FPII, the Company and RMF as follows:

4.1 Due Incorporation, etc. Brunswick is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Corporate Authority; Enforceability. Brunswick has full corporate power and authority, and has taken all necessary and proper action, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Transaction Document to which Brunswick is a party has been duly and validly executed by Brunswick and constitutes the legal, valid and binding obligation of Brunswick enforceable against Brunswick in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance by Brunswick of the Transaction Documents to which it is a party and all other instruments, agreements, certificates and documents contemplated hereby to which it is a signatory does not and will not (i) violate any decree or judgment of any court or Governmental Authority applicable to Brunswick or to its properties or assets; (ii) violate any Law; or (iii) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Brunswick.

4.3 Consents. No notice to, filing with, authorization of, exemption by, or consent of any Person is required for Brunswick to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 5

COVENANTS OF FPII, THE COMPANY AND RMF

FPII, the Company and RMF agree that from the date hereof through and including the Closing Date:

5.1 Implementing Agreement. FPII, the Company and RMF will take all reasonable action required or appropriate for it to fulfill its obligations under the terms of this Agreement and the transactions contemplated hereby, including (i) the obtaining of all necessary consents and approvals to the performance of this Agreement and the transactions contemplated hereby, (ii) affording Brunswick, its counsel, accountants and other representatives full access to all of the facilities, properties, books, Contracts, commitments and records of FPII and its Subsidiaries and (iii) causing the officers and employees of FPII and its Subsidiaries to be available to Brunswick as Brunswick shall from time to time reasonably request.

5.2 Ordinary Course. FPII and the Company shall operate in the ordinary course of business.

5.3 Books and Records. FPII and the Company shall maintain its books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years.

ARTICLE 6

COVENANT OF BRUNSWICK

6.1 Implementing Agreement. Brunswick agrees that from the date hereof to the Closing Date, it will take all reasonable action required or appropriate for Brunswick to fulfill the obligations of Brunswick under the terms of this Agreement and the transactions contemplated hereby, including the obtaining of all necessary consents and approvals to the performance of its obligations under this Agreement and the transactions contemplated hereby.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF BRUNSWICK

The obligations of Brunswick under this Agreement are, at the option of Brunswick, subject to satisfaction of the following conditions precedent on or before the Closing Date:

7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of FPII, the Company and RMF contained herein shall be true on and as of the date of this Agreement, and, except as set forth below, shall also be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

7.2 Compliance with Agreements and Covenants. FPII, the Company and RMF shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3 Documents from Company. FPII, the Company and RMF shall have delivered to Brunswick the documents and other items specified in Section 9.2.

7.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would, in the reasonable judgment of Brunswick, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated by this Agreement.

7.5 Material Adverse Change. There shall not have occurred a material adverse change in the business, operation or prospects of FPII, the Company, RMF or the Business since June 30, 2002.

7.6 Loan Documents. FPII, the Company and RMF shall have entered into the Loan Documents on terms satisfactory to Brunswick and delivered copies thereof to Brunswick.

7.7 Release of Security Interests. Concurrently with the Closing, Brunswick shall have received evidence satisfactory to it of the release of all Encumbrances on the Collateral (other than Permitted Encumbrances), including all Encumbrances under the security agreements between FPII and GE.

7.8 Collateral. Brunswick shall have a perfected security interest in the Collateral subject to Permitted Encumbrances.

7.9 Intercreditor Agreement. The Bank and Brunswick shall have entered into any intercreditor agreement required by the Bank with respect to their respective interests in the Bank Collateral.

7.10 RMF Reimbursement Agreement. RMF shall have entered into the RMF Reimbursement Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF FPII, THE COMPANY AND RMF

The obligations of FPII, the Company and RMF under this Agreement are, at the option of FPII, the Company and RMF, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

8.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Brunswick contained herein shall be true in all material respects on and as of the date of this Agreement, and shall also be true in all material respects on and as of the Closing Date with the same force and effect as though made by Brunswick on and as of the Closing Date.

8.2 Compliance with Agreements and Covenants. Brunswick shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3 Documents from Brunswick. Brunswick shall have delivered to FPII, the Company and RMF the documents and other items specified in Section 9.3.

8.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would in the reasonable judgment of FPII, the Company or RMF make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated by this Agreement.

8.5 Brunswick Guaranty. Brunswick shall have entered into the Brunswick Guaranty.

ARTICLE 9

CLOSING

9.1 Closing Date. Assuming satisfaction of the conditions precedent, the Closing Date shall be July 17, 2003, or such other date as shall be mutually acceptable to Brunswick and the Company; and the Closing on that date shall be held at the offices of Ward & Smith, 1001 College Court, New Bern, NC 28563, at 8:00 A.M., or at such other place or time as the parties hereto may agree.

9.2 Deliveries by the Company at the Closing. At the Closing, FPII and the Company will deliver to Brunswick the following documents and other items, each of which shall be in form and substance reasonably satisfactory to Brunswick and its counsel:

9.2.1 A certificate of FPII and the Company dated as of the Closing Date, certifying as to compliance with Sections 7.1 and 7.2;

9.2.2 An opinion, dated the Closing Date, of Ward & Smith, counsel for Company, substantially in the form of Exhibit E.

9.2.3 The Transaction Documents to which FPII and/or the Company is a party.

9.2.4 Such other documents and instruments (including certified copies of the Articles of Incorporation, By-Laws and resolutions of FPII and the Company) as may be required by any other provision of this Agreement or as may be reasonably required to carry out the terms and intent of this Agreement.

9.3 Deliveries by Brunswick at the Closing. At the Closing, Brunswick shall deliver (a) the Brunswick Guaranty to the Bank (together with such other documents and instruments as the Bank may reasonably request in connection therewith) and (b) the following documents and other items to FPII and the Company, each of which shall be in form and substance reasonably satisfactory to FPII and its counsel:

9.3.1 A certificate, dated as of the Closing Date, of a Vice President of Brunswick certifying as to compliance with Sections 8.1 and 8.2;

9.3.2 An opinion, dated the Closing Date, of the general counsel of Brunswick, to the following effect:

(a) Brunswick is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Brunswick has full corporate power and authority, and has taken all necessary and proper action, to execute and deliver this Agreement and, in the case of Brunswick, the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

(c) This Agreement and the other Transaction Documents to which Brunswick is a party have been duly and validly executed and delivered by Brunswick and constitute the legal, valid and binding obligation of Brunswick, enforceable against Brunswick in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(d) The execution, delivery and performance by Brunswick of this Agreement and the other Transaction Documents to which Brunswick is a party and all other instruments, agreements, certificates and documents contemplated hereby do not and will not: (i) to the knowledge of such counsel violate any decree or judgment of any court or Governmental Authority applicable to Brunswick or to its properties or assets; (ii) violate any Law; (iii) to the knowledge of such counsel violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Encumbrance upon any of the properties or assets of Brunswick under any of the terms, conditions, or provisions of any Contract to which it is a party, or by which any of its properties or assets are bound; (iv) to the knowledge of such counsel permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property of, Brunswick; or (v) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Brunswick.

(e) There are to the knowledge of such counsel no claims, actions, suits, proceedings, or investigations pending or threatened by or against Brunswick with respect to this Agreement or the other Transaction Documents to which Brunswick is a party, or in connection with the transactions contemplated thereby.

(f) To the knowledge of such counsel, no notice to, filing with, authorization of, exemption by, or consent of any Governmental Authority is required for Brunswick to consummate the transactions contemplated by the Transaction Documents.

9.3.3 The Transaction Documents (excluding the Brunswick Guaranty) to which Brunswick is a party.

9.3.4 Such other documents and instruments as may be required by any other provision of this Agreement or as may be reasonably required to carry out the terms and intent of this Agreement.

ARTICLE 10

OPERATIONAL COVENANTS

Each of FPII, RMF and the Company agrees that, for so long as the Loan Agreement is in effect or any Loan is outstanding, FPII and the Company will:

10.1 Brunswick Approvals. Obtain the prior written approval of Brunswick for:

10.1.1 Loan Prepayments. Any prepayment of the Loan using cash or proceeds that have not been internally generated from operations.

10.1.2 Dividends and Distributions. The payment of any dividend or other distribution to the FPII’s shareholders.

10.1.3 Capital Spending. Each annual budget and annual capital spending plan for FPII and the Company and for any amounts proposed to be spent in any year not included in the approved capital spending plan for such year (which shall be approved or rejected within 30 days of being provided and if no rejection shall be deemed approved).

10.1.4 Indebtedness. Any increase in loan indebtedness of $50,000 or more unless specifically included in an approved budget or capital spending plan.

10.1.5 Key Employee Compensation. Any compensation to be paid to RMF, any of his family members or any of their respective Affiliates.

10.1.6 Lease Obligations. The incurrence of any lease obligation which will in the aggregate require payments in excess of $50,000 unless specifically included in an approved budget or capital spending plan.

10.1.7 Fundamental Transaction. Any sale of all or substantially all of the assets of the Company or any of its Subsidiaries, any merger of the Company or any of its Subsidiaries, or any other “change of control” transaction of FPII.

10.1.8 Interest Account. Any withdrawal from the Interest Account unless specifically included in an approved budget or capital spending plan.

10.1.9 Other Businesses. The creation of any subsidiary or the entry into any line of business other than the design, manufacture and sale of boats and related products.

10.2 Information. Deliver to Brunswick:

10.2.1 Budgets and Capital Spending Plans. No later than the earlier of 60 days prior to the first day of each fiscal year and 45 days prior to finalization thereof, copies of the Company’s proposed annual budget and capital spending plans for such fiscal year.

10.2.2 Financial Information. Not later than 50 days after the end of each fiscal quarter (except the last quarter of each fiscal year) and 95 days after the end of each fiscal year, financial statements in the form required to be filed with the SEC.

10.2.3 Bank Information. Concurrently with delivery to the Bank, copies of all financial statements, certificates and other written documents delivered to the Bank pursuant to the Loan Agreement.

10.2.4 Other Information. Promptly from time to time, such other information regarding FPII or the Company as Brunswick may reasonably request.

10.3 Board Observation Rights. Permit a representative of Brunswick to attend all meetings of the Board of Directors of FPII and the Company and of any committee thereof.

10.4 Test Facility. At all times during the term of the Engine Supply Agreement, Mercury shall have reasonable access, upon reasonable notice, to the Company’s facilities for testing purposes on an as needed basis. Access shall include boat storage, covered work space sufficient for boat rigging, engine mounting and repair, and secured facilities sufficient to maintain requisite privacy and confidentiality; provided however that company shall have sole discretion as to availability of any of its facilities at any time to Mercury and failure to provide shall not be a default. Company will make available reasonable access to reasonable land area for Mercury to build and maintain its own facilities.

10.5 COO and CFO. Company will establish a committee of its Board of Directors consisting of three directors which will be responsible from time to time to screen and recommend to the Board of Directors candidates for the positions of chief operating officer and chief financial officer. Brunswick may make a recommendation as to such persons. Any person hired for either position must be reasonably acceptable to Brunswick. Once hired, such persons shall serve at the pleasure of the Board of Directors of the Company.

10.6 No Share Purchases. RMF shall not purchase Capital Stock from other shareholders of FPII, without the prior written consent of Brunswick.

10.7 Engine Purchases. Each of FPII, the Company and RMF and each of their respective Affiliates shall purchase marine engines only through the Engine Supply Agreement unless otherwise permitted thereunder.

ARTICLE 11

INDEMNIFICATION

11.1 Agreement to Indemnify by FPII, the Company and RMF. Subject to the terms and conditions of this Article 11, each of FPII, the Company and RMF hereby agrees, jointly and severally, to indemnify, defend and hold harmless Brunswick, its Affiliates and their respective directors, officers, employees and agents collectively, “Brunswick Indemnified Parties”) from and against all Losses incurred by a Brunswick Indemnified Party (to the extent that such Losses do not result from the acts or omissions of any Brunswick Indemnified Party) by reason of or resulting from: (i) any material breach or material inaccuracy of any of the representations or warranties of FPII, the Company or RMF contained in this Agreement or any other Transaction Document; and (ii) any breach of any covenant or agreement of FPII, the Company or RMF contained in this Agreement or any other Transaction Document.

11.2 Brunswick’s Agreement to Indemnify. Subject to the terms and conditions of this Article 11, Brunswick hereby agrees to indemnify, defend and hold harmless FPII and its Affiliates and their respective directors, officers, employees and agents and RMF (“Company Indemnified Parties”) from and against all Losses incurred by the Company Indemnified Parties (to the extent that such Losses do not result from the acts or omissions of any Company Indemnified Party) by reason of or resulting from: (i) any breach or inaccuracy of any of the representations or warranties of Brunswick contained in this Agreement or any other Transaction Document; and (ii) any breach of any covenant or agreement by Brunswick contained in or made pursuant to this Agreement or any other Transaction Document.

11.3 Conditions of Indemnification. The obligations and liabilities of FPII, the Company and RMF under Section 11.1 and of Brunswick under Section 11.2 with respect to Claims (as hereinafter defined) shall be subject to the following terms and conditions:

11.3.1 Defense Rights. In case any Claim is made or brought against a Brunswick Indemnified Party or a Company Indemnified Party (each an “Indemnified Party”) in respect of which payment may be sought from FPII, the Company and RMF or Brunswick (“Indemnifying Party”) pursuant to this Agreement, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall include copies of all relevant information relating to such Claim. Within sixty (60) days after such notice, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of an election so to assume the defense of any such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided in Section 11.3.3.

11.3.2 Settlements. Any settlement or compromise made or caused to be made by the Indemnified Party of any Claim, the defense of which shall not have been assumed by the Indemnifying Party, shall be binding upon the Indemnifying Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The Indemnifying Party shall not have the right to settle or compromise any Claim if such settlement or compromise would subject the Indemnified Party to any Loss, restriction or obligation. The Indemnified Party will give the Indemnifying Party, and the Indemnifying Party will give the Indemnified Party, twenty (20) days’ notice of any proposed settlement or compromise.

11.3.3 Cooperation in Defense. In case of any Claim, the Indemnified Party will, upon written request of the Indemnifying Party, cooperate reasonably in the defense thereof, including affording to the Indemnifying Party the right of access, during normal business hours, to pertinent books and records for purposes of inspection and making copies, but all reasonable expenses incurred by the Indemnified Party in connection with the foregoing shall be reimbursed by the Indemnifying Party.

11.3.4 Failure to Defend. In the event the Indemnifying Party does not elect to assume the defense of any Claim, then any failure of the Indemnified Party to defend or to participate in the defense of such Claim, or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

11.3.5 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other right or the seeking of any other remedy against the other parties hereto.

ARTICLE 12

MISCELLANEOUS

12.1 Survival of Representations and Warranties. Except as provided in the following sentence, the representations and warranties of FPII, the Company and RMF contained in Article 3 and the representations and warranties of Brunswick contained in Article 4 shall survive the Closing for a period of three years. The representations and warranties made by FPII, the Company and RMF in Section 3.6 shall survive until 90 days after the expiration of the applicable statute of limitations and any representations and warranties which are remade or deemed remade at the Closing shall be subject to the survival periods described above. If no written claim shall be made to the applicable Indemnifying Party within the specified survival period, there shall be no further right to assert such claim and it shall be deemed waived and released. Notwithstanding the preceding sentence, the expiration of the survival period with respect to any representation or warranty shall not affect or be deemed a waiver or release of any claim made in writing to the applicable Indemnifying Party prior to the expiration of such survival period. No due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of any party hereto shall limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, any other party made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the Indemnified Party or serve as a defense to any Claim that a representation or warranty was breached.

12.2 Confidentiality. Each party hereto shall take all reasonable precautions to maintain the confidentiality of any nonpublic information concerning any other party or any Affiliate of any other party provided to or discovered by it or its representatives pursuant to this Agreement, and shall not (except as may otherwise be required by Law or Governmental Authority) disclose such information to anyone other than (a) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated hereby including attorneys, accountants and similar agents, and (b) such Persons whose consent may be necessary to permit consummation of the transactions contemplated hereby. Each party further agrees that in the event that the transactions contemplated by this Agreement shall not be consummated, it will return or destroy all documents and records obtained by it, its representatives or agents from the other party during the course of its investigation or negotiations pertaining to the transactions contemplated hereby, and all copies thereof (other than one record copy to be kept by counsel to such party), and will use its best efforts to cause all information with respect to such other party and its businesses which it obtained pursuant to this Agreement or preliminarily hereto to be kept confidential (unless and until the information is in the public domain (other than as the result of a breach of this Section 12.2) or available from a third party under no confidentiality restriction which would be breached).

12.3 Public Announcements. Unless mutually agreed upon by the parties to this Agreement, no party hereto shall, without the approval of the other parties, make or cause to be made any press release or other public announcement that directly or indirectly discloses the existence of this Agreement or the transactions contemplated hereby, except as and to the extent that each party hereto is so obligated by generally accepted accounting principles, by Law or by the rules of any applicable securities exchange. Each party, shall cooperate in reviewing and approving all press releases and required public announcements made in accordance with this Section 12.3.

12.4 Expenses. Each party hereto shall bear its own expenses with respect to this transaction.

12.5 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by each party hereto.

12.6 Notices. All notices or other communications to be given hereunder by a party hereto shall be deemed validly given, made or served if in writing and delivered personally (as of such delivery) or sent by certified mail (as of four business days after deposit in a United States post office), postage prepaid, or by air freight delivery or facsimile, charges prepaid (as of the date of confirmation of receipt):

12.6.1 If to FPII, the Company or RMF addressed as follows:

 Fountain Powerboat Industries, Inc.

 PO Drawer 457

 Wichard’s Beach Road

 Washington, NC 27889

 Attention: Reginald M. Fountain, Jr.

 Facsimile: (919) 975-6793

with a copy to:

 David L. Ward, Jr.

 Ward and Smith, P.A.

 1001 College Court

 New Bern, NC 28563-0867

 Facsimile: (252) 672-5477

12.6.2 If to Brunswick, addressed as follows:

 Brunswick Corporation

 1 North Field Court

 Lake Forest, Illinois 60045-4811

 Attention: General Counsel

 Facsimile: (847) 735-4050

 with a copy to:

 Mercury Marine

 W6250 Pioneer Road

 Fond du Lac, WI 54936-1939

 Attention: General Counsel

 Facsimile: (920) 929-5253

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

12.7 Entire Understanding. This Agreement and the other Transaction Documents set forth the entire agreement and understanding of the parties hereto and thereto with respect to the transactions contemplated hereby and thereby, superseding all prior oral and written agreements, instruments, arrangements, and understandings relating to the subject matter hereof and thereof. No modification, amendment, renewal, extension or waiver of this Agreement or any provision hereof shall be binding upon any party hereto unless made in writing and signed by all parties hereto. Each party agrees that there have been no material statements, assertions, representations, understandings or negotiations, whether oral or in writing, made by another party hereto which have been relied upon by the party signing this Agreement in determining whether to enter into the Agreement, which have not been subsumed, reduced to writing, or memorialized herein or in the Transaction Documents.

12.8 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

12.9 Applicable Law; Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina. The parties agree that any suit, action or proceeding brought in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the Northern District of Illinois or, if such court lacks jurisdiction, in the State Court located in Lake County, Illinois. Any party may plead this Section 12.9 as a waiver of jurisdiction in any other court in which an action, suit or proceeding is brought.

12.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to benefit any other party (other than the Indemnified Parties). No assignment of any rights or obligations hereunder shall be made by any party without the consent of the other parties hereto except that Brunswick may assign its rights hereunder to a Subsidiary or an Affiliate, but no such assignment by Brunswick shall relieve Brunswick of its obligations hereunder.

12.11 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall not affect or impair the validity, legality or enforceability of this Agreement or any of the other provisions hereof, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

12.12 Further Assurances. Brunswick, FPII, the Company and RMF will, at the reasonable request of any other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents, and take all such actions as such other party may reasonably request, in connection with the carrying out of this Agreement.

12.13 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and shall become a binding agreement when each of the parties hereto shall have executed and delivered a counterpart of this Agreement to each other party.

*  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be entered into and signed, effective and delivered as of the date and year first above written.

BRUNSWICK CORPORATION

By:	/s/ Patrick C. Mackey
Name:	Patrick C. Mackey
Title:	Vice President

FOUNTAIN POWERBOAT INDUSTRIES, INC.

By:	/s/ Reginald M. Fountain, Jr.
Name:	Reginald M. Fountain, Jr.
Title:	Chairman, CEO and President

/s/ Reginald M. Fountain, Jr.
Reginald M. Fountain, Jr.

FOUNTAIN POWERBOATS, INC.

By:	/s/ Reginald M. Fountain, Jr.
Name:	Reginald M. Fountain, Jr.
Title:	Chairman, CEO and President

SCHEDULES

Schedules have been omitted.

Exhibit A

GUARANTY

THIS GUARANTY dated as of July 17, 2003 is executed by the undersigned in favor of BANK OF AMERICA, N.A. (the “Bank”).

W I T N E S S E T H:

WHEREAS, pursuant to a Loan Agreement dated as of July 17, 2003 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the Bank and Fountain Powerboats, Inc. (the “Company”), the Bank has made an extension of credit to the Company; and

WHEREAS, the undersigned will derive direct and/or indirect benefits from the extensions of credit pursuant to the Credit Agreement and is willing to guaranty the Liabilities (as defined below) as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows:

1. Guaranty. The undersigned hereby, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of (a) all obligations of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise out of or in connection with the Credit Agreement, in an amount not to exceed Eighteen Million Dollars ($18,000,000.00), and (b) all reasonable costs and expenses, including but not limited to reasonable attorneys’ fees, paid or incurred by the Bank in enforcing this Guaranty against the undersigned (all such obligations, collectively, the “Liabilities”).

2. Liabilities Immediately Due Under Certain Circumstances. (a) The undersigned agrees that, in the event of the commencement of any insolvency, bankruptcy or similar proceeding (whether voluntary or involuntary) with respect to the Company, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the undersigned will pay to the Bank forthwith the full amount which would be payable hereunder by the undersigned if all Liabilities were then due and payable.

(b) If any Event of Default (as defined below) shall occur and be continuing under the Primary Credit Agreement (as defined below), and such Event of Default shall continue for 10 days without being cured or waived, then the Bank may demand immediate payment by the undersigned hereunder of all Liabilities. For purposes of the foregoing, (a) “Primary Credit

Agreement” means (i) the Credit Agreement dated as of November 15, 2002 among the undersigned, various subsidiaries of the undersigned, various financial institutions and JPMorgan Chase Bank, as Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “Existing Credit Agreement”), or (ii) if the Existing Credit Agreement ceases to exist, the largest (in terms of dollar amount) syndicated revolving credit facility to which the undersigned is a party as in effect from time to time (or, if no such syndicated revolving credit facility is in effect, as in effect on the last date on which the undersigned was a party to a syndicated revolving credit facility); and (b) “Event of Default” means (i) an “Event of Default” as defined in the Existing Credit Agreement or (ii) a comparable event as defined in any other Primary Credit Agreement.

3. Guaranty Continuing and Irrevocable, etc. This Guaranty shall in all respects be a continuing, irrevocable, absolute and unconditional guaranty of payment and performance and not only of collection, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of the undersigned) until all commitments of the Bank under the Credit Agreement have terminated and all Liabilities have been paid in full.

4. Reinstatement in Certain Circumstances. The undersigned agrees that if at any time all or any part of any payment theretofore applied by the Bank to any of the Liabilities is or must be rescinded or returned by the Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or the undersigned), such Liabilities shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Bank, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Bank had not been made.

5. Permitted Actions by Bank. The Bank may, from time to time, at its sole discretion and without notice to, or further consent from, the undersigned, take any or all of the following actions without affecting the liability of the undersigned hereunder: (a) retain or obtain a security interest in any property to secure any of the Liabilities, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Liabilities, and (c) resort to the undersigned for payment of any of the Liabilities when due, whether or not the Bank shall have resorted to any property securing any of the Liabilities or any obligation hereunder. For the avoidance of doubt, nothing in this Section 5 or elsewhere in this Guaranty shall prohibit any change in the interest rate on any Liabilities in accordance with, or any scheduled or mandatory prepayment required by, the express terms of the promissory note evidencing the Liabilities as in effect on the date hereof.

6. Delay of Subrogation. Notwithstanding any payment made by or for the account of the undersigned pursuant to this Guaranty, the undersigned shall not be subrogated to any rights of the Bank until such time as the Bank shall have received payment of the full amount of all Liabilities.

7. Representations and Warranties. The undersigned represents and warrants to the Bank that (a) the undersigned is a corporation validly existing and in good standing under the laws of the State of Delaware; (b) the undersigned has the power and authority to execute and deliver this Guaranty and to perform its obligations hereunder; (c) this Guaranty has been duly authorized, executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and similar laws applicable to the enforcement of creditors’ rights generally and to general principles of equity; and (d) the execution and delivery by the undersigned of this Guaranty and the performance by the undersigned of its obligations hereunder will not render the undersigned insolvent or violate or conflict with the charter or by-laws of the undersigned or any instrument, judgment, decree or order, or any statute, rule or governmental regulation, applicable to the undersigned or any term or provision of any material agreement to which the undersigned is a party or by which it is bound, or constitute a default under any such agreement, or result in the creation of any security interest or other lien on any of its properties or assets pursuant to any of the foregoing.

8. Certain Waivers by the Undersigned. The undersigned expressly waives: (a) notice of the acceptance by the Bank of this Guaranty, (b) notice of the existence or creation of any of the Liabilities (so long as the aggregate principal amount of all Liabilities does not exceed $18,000,000), (c) presentment, (d) all diligence in collection of or realization upon any Liabilities, and (e) the benefits of any provision of law requiring that the Bank exhaust any right or remedy, or take any action against Company, any other person and/or any property, including but not limited to the provisions of N.C. Gen. Stat. Sections 26-7 through 26-9, inclusive, as amended.

9. Delay by Bank not a Waiver, etc. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any provision of this Guaranty be binding upon the Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Bank. No action of the Bank permitted hereunder shall in any way affect or impair the rights of the Bank or the obligations of the undersigned under this Guaranty.

10. Successors and Assigns. This Guaranty shall be binding upon the undersigned and the successors and assigns of the undersigned and shall inure to the benefit of the Bank and the successors and assigns of the Bank. All references herein to the Company and to the undersigned, respectively, shall be deemed to include all of its respective successors, whether immediate or remote.

11. Governing Law; Severability. This Guaranty shall be construed in accordance with and governed by the internal laws of the State of North Carolina. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

12. Arbitration and Jury Trial Waiver.

(a) This Section 12 concerns the resolution of any controversy or claim, whether arising in contract or tort or by statute, that arises out of or relates to: (i) this Guaranty (including all renewals, extensions or modifications hereof); or (ii) any document related to this Guaranty (any of the foregoing a “Claim”). For the purposes of this arbitration provision only, the term “Bank” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described in or evidenced by this Guaranty.

(b) At the request of the undersigned or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”). The Act will apply even though this Guaranty provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”) and the terms of this Section 12. In the event of any inconsistency, the terms of this Section 12 shall control.

(d) The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in Lake County, Illinois. All Claims shall be determined by one arbitrator; provided that if one or more Claims exceed $5,000,000, upon the request of either the undersigned or the Bank, such Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees if appropriate.

(f) This Section 12 does not limit the right of the undersigned or the Bank, as applicable, to: (i) exercise self-help remedies, including but not limited to setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, including but not limited to injunctive relief, writ of possession, appointment of a receiver or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the undersigned or the Bank thereafter to require submittal of the Claim to arbitration.

(h) BY AGREEING TO BINDING ARBITRATION, EACH OF THE UNDERSIGNED AND THE BANK IRREVOCABLY AND VOLUNTARILY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM.

FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, EACH OF THE UNDERSIGNED AND THE BANK IRREVOCABLY AND VOLUNTARILY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE UNDERSIGNED ISSUING, AND THE BANK ACCEPTING, THIS GUARANTY.

13. Effect of Exercise of Purchase Option. Notwithstanding any other provision of this Guaranty, if the undersigned exercises the Purchase Option under and as defined in the Contingent Purchase Agreement dated as of July 17, 2003 between the undersigned and the Bank (as amended or otherwise modified from time to time, the “Purchase Agreement”), then this Guaranty shall be deemed to be terminated (and any demand hereunder shall be revoked) immediately without any further action by the undersigned or the Bank (but subject to immediate reinstatement if for any reason the undersigned fails to pay the Purchase Price (as defined in the Purchase Agreement) on the scheduled Purchase Date (as defined in the Purchase Agreement)).

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered as of the day and year first above written.

BRUNSWICK CORPORATION

By:
Name Printed:
Title:

1 N. Field Court
Lake Forest, IL 60045

The Bank hereby accepts this Guaranty and agrees to the provisions of Section 12 hereof.

BANK OF AMERICA, N.A.

By:
Name Printed:
Title:

Exhibit B

ENGINE SUPPLY AGREEMENT

This Agreement, dated as of July 17, 2003, is entered into among Reginald M. Fountain, Jr. (hereinafter “RMF”), Fountain Powerboat Industries, Inc., a Nevada corporation (hereinafter “FPII”), Fountain Powerboats, Inc., a North Carolina corporation (“Company”), and the Mercury Marine division (hereinafter “Mercury”) of Brunswick Corporation, a Delaware corporation (hereinafter “Brunswick”).

WHEREAS, Mercury manufactures and sells Mercury and MerCruiser marine engine products;

WHEREAS, Company is a wholly-owned subsidiary of FPII;

WHEREAS, Company is a boat builder and installs Mercury and MerCruiser products in its boats for resale to the high-performance offshore boat market;

WHEREAS, RMF is a boat builder, competitive driver and motor sports celebrity in saltwater fishing and national and world championship offshore powerboat racing, and has name recognition associated with high-performance boating and powerboat racing;

WHEREAS, RMF also is President and Chief Executive Officer and a major stockholder of FPII and Company desires to have RMF provide certain services to Mercury in exchange for Mercury entering into this Agreement; and

WHEREAS, Brunswick is guaranteeing (the “Guaranty”) a loan (the “Loan”) made to Company, as contemplating by that certain Master Agreement, dated July 17, 2003, by and between Brunswick, RMF, Company and FPII.

NOW, THEREFORE, the parties have agreed as follows:

ARTICLE I

TERM; CONFIDENTIALITY

1.1	The term (the “Term”) of this Agreement shall be from the date of this Agreement to the date that is the longer of (a) seven (7) years or (b) the end of the second model year after the year in which the complete repayment of the Loan (other than through extension or refinancing) and the extinguishment of the Guaranty occurs.

1.2	The specific terms and conditions of this Agreement are confidential and shall not be disclosed to third parties by either party except with approval of both parties, as required by law or the rules of any applicable securities exchange, court or governmental authority. Any and all Mercury, FPII or Company confidential information or material acquired by Mercury, Company or FPII and RMF during the period of this agreement is the sole property of the company of origin, and shall not be disclosed to anyone without specific written permission from the company of origin. These obligations of confidentiality shall continue beyond the termination of this Agreement.

ARTICLE II

PURCHASE REQUIREMENTS OF COMPANY; PRODUCT MODIFICATION

2.1	During the Term of this Agreement, (a) FPII shall cause Company to, and Company shall, purchase from Mercury, and Mercury shall sell to Company, subject to availability, all of Company’s requirements of outboard motors, stern drive or inboard engines, remote controls, throttle and shift cables, propellers, K-planes, and other accessories related to the foregoing (“Products”) except that (i) Company may purchase from other parties products in categories which Mercury does not manufacture, (ii) Company may purchase from other parties Products which are unavailable from Mercury due to production shortages, (iii) Company shall not be required to purchase from Mercury Products that Company also manufactures as of the date hereof, other than engines and drives and (iv) Company shall not be required to purchase from Mercury remote controls, throttle and shift cables, propellers and other accessories to the extent technically infeasible or qualitatively inadequate for the boat for which they are intended. For purposes of this Agreement, Products will be considered “unavailable” if Mercury is unable to provide such properly forecasted Products within 30 days of scheduled delivery thereof. If Mercury becomes aware that it will be unable to meet a scheduled delivery of Products, Mercury shall notify Company as soon as reasonably practicable that it will not be able to make such delivery. (Mercury reserves the right to allocate Products among Company and Mercury’s other customers on a pro rata basis in accordance with Mercury’s stated policies regarding such matters.)

2.2	FPII shall cause Company to, and Company shall use commercially reasonable efforts to purchase Cummins MerCruiser (“CMD”) diesel engines where such engines are competitive as to price, weight and performance with other available diesel products except that (i) Company may purchase from other parties diesel engines in categories not manufactured by CMD and (ii) Company may purchase diesel engines when CMD diesel engines are unavailable due to production shortages.

2.3	Mercury reserves the right to change the design, discontinue or limit the manufacture of Products at any time without notice or obligation to modify earlier manufactured Products. Mercury also from time to time announces products in development or anticipated for the Product line. Company recognizes that such products can remain in development for extended periods due to unanticipated difficulties beyond Mercury’s control. Mercury shall not be responsible for failures to introduce anticipated Products, the introduction of which may be delayed due to developmental difficulties or events beyond Mercury’s control, or which Mercury may, in the exercise of its discretion, decide not to introduce for any reason. The announcement of any anticipated Product shall not be regarded as a promise or guarantee of any kind that the product will ultimately reach the market in the same configuration as announced, or at all. Mercury agrees to keep Company informed of any such proposed changes at the same time that Mercury notifies its other customers of such changes. Company may treat any Products as they existed before such change as “unavailable” for purposes of this Agreement at such time as

Mercury cannot meet forecasted demand for such Products, consistent with Section 2.1 of this Agreement.

ARTICLE III

PROMOTIONAL ACTIVITIES

3.1	Company shall include on all boats which it manufactures and which contain a Mercury produced engine or engines a decal supplied by Mercury reasonably acceptable to Company stating that the boats are “Powered by Mercury.”

3.2 (a)	Company shall retain the right to RMF’s image and likeness for all literature, advertising and promotional programs. Mercury may use RMF and his endorsement of its products in any and all areas deemed prudent by Mercury with the consent of Company, which consent will not be unreasonably withheld.

(b)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall provide such endorsements for Mercury products as Mercury shall reasonably request.

(c)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall participate as an advisor to the management of Mercury on technical issues related to offshore fishing boats, offshore performance boats and offshore powerboat racing.

(d)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall cooperate with and drive for Mercury in the event Mercury elects to conduct boat driving seminars or demonstrations with the consent of Company, which consent shall not be unreasonably withheld.

(e)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall conduct autograph sessions and personal appearances at race sites, trade shows and dealer meetings as reasonably requested by Mercury.

(f)	RMF, at Mercury’s expense for all related out-of-pocket costs, shall cooperate with Mercury in the event Mercury elects to produce a RMF/Company/Mercury racing poster.

(g)	RMF shall not promote or publicly reference any third party equipment or service providers which by direct or indirect reference could be construed to reflect negatively on Mercury products or services.

(h)	RMF shall always present Mercury’s products and services in a positive light. Any RMF behavior or comments that reflect negatively in any material respect on Mercury or on Brunswick’s boat companies and products will be deemed a breach of this Agreement.

3.3	RMF, FPII and Company shall display the following Mercury Outboard or MerCruiser sterndrive identification at all race or tournament fishing events during the term of this Agreement, all to be supplied by Mercury at its expense and in reasonable quantities.

(a)	A 2.5 inch by 5 inch or larger Mercury Outboard or MerCruiser Sterndrive patch shall be affixed to the exposed collar and uppermost left chest of RMF’s driving uniform.

(b)	A 5 inch by 12 inch or larger Mercury Outboard or MerCruiser Sterndrive patch shall be affixed to the upper back of RMF’s driving uniform.

(c)	A MerCruiser decal, not less than 3 inches in length, shall be affixed to the front of RMF’s race helmet.

(d)	A 12 inch by 37 inch or larger Mercury Outboard or MerCruiser decal shall be affixed to each side of the boat near the driver cockpit.

(e)	A minimum of two (2) 12 inch by 37 inch or larger Mercury Outboard or MerCruiser decals shall be placed on each FPII or Company race support vehicle, i.e., truck, trailers, etc.

(f)	Two (2) Mercury Outboard or MerCruiser decals shall be placed and prominently displayed in FPII’s and Company’s pit area at each race or fishing event.

(g)	Cowlings on Mercury Outboards used by FPII or Company shall be kept graphically and structurally intact.

(h)	FPII and Company shall display all Mercury Outboard or MerCruiser identifications in a readable upright position.

(i)	FPII and Company shall mention Mercury Outboards or MerCruiser in, and print logos on, all FPII or Company press releases, newsletters, or other materials that are distributed.

(j)	FPII and Company shall retain all above stated Mercury Outboard or MerCruiser identification when participating in programs for any and all additional sponsors, such as print and electronic media advertising, point-of-purchase materials and personal appearances. Furthermore, Mercury Outboard or MerCruiser identification shall be greater than or equal to the identification of the most prominent additional sponsor.

3.4	FPII, Company and RMF, with the consent of Company, which consent shall not be unreasonably withheld, will provide technical consulting to Mercury as reasonably requested by Mercury in the development and refining of high-performance offshore powerboat propulsion.

3.5	FPII, Company and RMF will endeavor to promote Mercury Outboards, MerCruiser sterndrives and Mercury Racing Products as the high quality propulsion leaders in the saltwater fishing boat builder, dealer and retail marketplaces.

3.6	FPII, Company and RMF agree to use their best efforts to promote and maximize penetrations of Mercury and MerCruiser products in the offshore high-performance market. Company and RMF will include Mercury or MerCruiser power in or on all Fountain Powerboats.

3.7	None of FPII, Company or RMF will promote products competitive to the Products in any form.

3.8	RMF agrees that he, and all other parties competing for FPII or Company, shall use Mercury Outboard or MerCruiser and Quicksilver products exclusively in all racing events for the term of this Agreement; provided that such use has received the prior written approval of Mercury. None of FPII, Company nor RMF shall assist directly or indirectly in design, construction, testing, or racing of boats utilizing any power, except their own, not built or supplied by Mercury (so long as Mercury has available reasonably competitive power) for the term of this Agreement unless Mercury has not approved the use of Mercury products in which case FPII, Company and RMF shall be able to use other products in racing.

3.9	Mercury reserves the right, in its sole discretion, to change any of its trademarks, tradenames, service marks, corporate names and similar rights, including without limitation, “Mercury,” “MerCruiser” and “Powered by Mercury” (collectively “Proprietary Names”) at any time without notice to FPII, Company or RMF. If Mercury changes any Proprietary Name that is referred to in this Agreement, the parties agree to substitute the new Proprietary Name in place of the former Proprietary Name in this Agreement.

3.10	From time to time, Mercury may request that the promotional activities described in this Article III be modified. RMF, FPII and Company agree to make such reasonable modifications as are reasonably requested by Mercury.

3.11	Except as expressly provided in this Agreement or as approved in writing by Mercury, none of FPII, Company nor RMF may use any Proprietary Name, whether or not such Proprietary Name has been registered.

ARTICLE IV

PRICES; PAYMENT TERMS, WARRANTY

4.1	Company shall be entitled to participate in Mercury’s standard OEM programs (“Programs”) and shall be entitled to the best market price charged by Mercury under such Programs to similarly situated purchasers purchasing comparable quantities of specific Products. Mercury reserves the right to change its Programs from time-to-time. Notwithstanding credit terms that may be a part of the Programs, Company will pay Mercury in cash and will not be entitled to credit terms. Mercury reserves the right to change its payment terms from time-to-time and will provide the notice of such changes on the same basis that Mercury provides notice to its other customers of such changes.

4.2	Sole Warranty. Mercury will warrant any Product purchased hereunder in accordance with, and only to the extent expressly provided in, Mercury’s standard warranty provisions applicable to Products at the time that the Product in question was purchased by Company (the “Warranty”). Such Warranty shall be for the exclusive benefit of Company’s distributors and customers thereof. THE APPLICABLE WARRANTY CONSTITUTES MERCURY’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO ANY PRODUCT PURCHASED HEREUNDER. EXCEPT TO THE EXTENT EXPRESSLY STATED OTHERWISE IN THE APPLICABLE WARRANTY, MERCURY HEREBY DISCLAIMS ALL EXPRESS WARRANTIES (WHETHER ORAL OR WRITTEN) AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURCHASE, AND ALL WARRANTIES ARISING BY CUSTOM OR TRADE USAGE.

4.3	Sole Remedy; Disclaimer of Damages. The sole obligation of Mercury, and the exclusive remedy of any Company distributor or any customer thereof for breach of any warranty, shall be as stated in the applicable Warranty. The foregoing constitute the exclusive remedies, expressly in lieu of all others, whether available at law or in equity, for any breach of warranty. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE APPLICABLE WARRANTY, MERCURY SHALL NOT BE LIABLE TO ANY PERSON OR ENTITY UNDER OR WITH RESPECT TO PRODUCTS SOLD UNDER THIS AGREEMENT FOR ANY DAMAGES OF ANY NATURE OR KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DIRECT, INDIRECT, SPECIAL INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOSS OF PROFITS, PRODUCTION, GOODWILL OR CUSTOM, DOWN TIME COSTS, WRONGFUL DEATH, PERSONAL INJURY OR PROPERTY DAMAGE OR LOSS, REGARDLESS OF WHETHER ANY SUCH LIABILITY MAY ARISE OUT OF THE BREACH OF THIS AGREEMENT, WARRANTY, TORT, STRICT LIABILITY, INDEMNITY, CONTRIBUTION OR OTHERWISE.

4.4	Notification. FPII shall cause Company to, and Company shall, ensure that all Company distributors and customers of Company distributors purchasing any Company boat equipped with any Product are notified of the foregoing exclusive warranty, warranty disclaimer, remedy limitation and disclaimer of damages before such distributors or customers of such distributors purchase such Company boat.

ARTICLE V

EVENTS OF DEFAULT

5.1	FPII and Company will immediately notify Mercury of the occurrence of any of the following Events of Default. The occurrence of an Event of Default during the Term of this Agreement shall, at the option of Mercury, terminate this Agreement. “Events of Default” are:

(a)(i) FPII or Company becomes insolvent or takes or fails to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) FPII or Company makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; (iii) FPII or Company becomes the subject of an “order of relief” within the meaning of the United States Bankruptcy Code, whether voluntarily or involuntarily; (iv) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by or against FPII or Company; or (v) FPII or Company applies for or consents to the appointment of a receiver trustee or liquidation for any of its assets or properties;

(b) FPII or Company ceases to exist; or

(c) FPII or Company or RMF fails to perform any material obligation owed to Mercury under this Agreement, any applicable Program, or under any other supply or purchase agreement; provided that such failure to perform continues for a period of 30 days following receipt of written notice from Mercury which notice identifies such failure.

5.2	FPII or Company may, at its option, immediately terminate this Agreement upon the occurrence of a Mercury Event of Default during the Term of this Agreement. “Mercury Events of Default” are:

(a)(i) Mercury becomes insolvent or takes or fails to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) Mercury makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; (iii) Mercury becomes the subject of an “order of relief” within the meaning of the United States Bankruptcy Code, whether voluntarily or involuntarily; (iv) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by or against Mercury; or (v) Mercury applies for or consents to the appointment of a receiver trustee or liquidation for any of its assets or properties;

(b) Mercury ceases to exist; or

(c) Mercury fails to perform any material obligation owed to FPII or Company under this Agreement; provided that such failure to perform continues for a period of 30 days following receipt of written notice from FPII or Company, as the case may be, which notice identifies such failure.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1	Preamble; Recitals. The preamble and recitals set forth at the beginning of this Agreement are incorporated into and form a part of this Agreement.

6.2	Force Majeure. Mercury shall not be liable for any failure, inability or delay in performing under this Agreement or any purchase order or other document submitted pursuant to this Agreement to the extent that such failure, inability or delay is due to an act of God, war, strike, act of the public enemy, accident, casualty, government law, regulation or order, or failure or delay in usual sources of supply or any cause beyond the reasonable control of Mercury (collectively, a “Force Majeure Event”). Mercury shall promptly notify FPII and Company of any Force Majeure Event. Mercury shall exercise reasonable commercial efforts to cure any Force Majeure Event and resume performance. In the event of a Force Majeure Event that does not completely preclude production and shipment of Products, Mercury may allocate its production among its customers as in its judgment it deems to be reasonable. During such event and for the shortest commercially reasonable period thereafter, Products not being supplied shall be deemed “unavailable” for purposes of this Agreement.

6.3	Notices. All communications, notices and consents provided for in this Agreement shall be in writing and be deemed given (a) on delivery if given in person, (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission (receipt confirmed), (c) one (1) day after being delivered to a nationally recognized overnight courier or (d) four (4) business days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Mercury, to:

Mercury Marine

W6250 West Pioneer Road

P.O. Box 1939

Fond du Lac, Wisconsin 54935

Facsimile: 920-929-5060

Attention: General Counsel

If to FPII, Company or RMF, to:

Reginald M. Fountain, Jr.

Fountain Powerboats Inc.

1653 Whichard’s Beach Road

P.O. Drawer 457

Washington, North Carolina 27889

Attn: Corporate Secretary

Facsimile Number: 919-975-6793

provided, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

6.4	Assignment. Neither party may assign any of its right or obligations under this Agreement without the prior written consent of the other party; provided that Mercury may assign its rights to a wholly owned subsidiary of Brunswick Corporation.

6.5	Entire Instrument. This Agreement, the Master Agreement dated the date hereof and the Transaction Documents (as defined in the Master Agreement) set forth the entire agreement and understanding of the parties hereto and thereto with respect to the transactions contemplated hereby and thereby, superseding all prior oral and written agreements, instruments, arrangements, and understandings relating to the subject matter hereof and thereof. No modification, amendment, renewal, extension or waiver of this

Agreement or any provision hereof shall be binding upon any party hereto unless made in writing and signed by all parties hereto. Each party agrees that there have been no material statements, assertions, representations, understandings or negotiations, whether oral or in writing, made by another party hereto which have been relied upon by the party signing this Agreement in determining whether to enter into the Agreement, which have not been subsumed, reduced to writing, or memorialized herein or in the Transaction Documents.

The terms and conditions of this Agreement and the Transaction Documents supersede, replace and take precedence over any terms or conditions contained in any purchase order, proposal, request for quotation, confirmation, acknowledgement or other form or instrument that may be delivered or signed by either party in connection with any of the transactions contemplated by this Agreement or the Transaction Documents, including those occurring in the ordinary course of business. No such purchase order, proposal, request for quotation, confirmation, acknowledgement or other form or instrument shall affect, modify, limit or negate the terms and conditions of this Agreement or the other Transaction Documents.

6.6	No Waiver. The failure of either party to enforce at any time or for any period of time any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision.

6.7	Governing Law; Choice of Forum. This Agreement shall be subject to and governed by the internal laws (including, without limitation, the Uniform Commercial Code) of the State of North Carolina, without regard to the conflicts of law principles thereof. The parties agree that any suit, action or proceeding brought in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the Northern District of Illinois or, if such court lacks jurisdiction, in the State Court located in Lake County, Illinois. Any party may plead this Section 6.7 as a waiver of jurisdiction in any other court in which an action, suit or proceeding is brought.

6.8	Enforceability. The invalidity or unenforceability of any provision of this Agreement, or a part thereof, shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or part were omitted.

6.9	No Right of Set-Off. Any amounts due from FPII or Company to Mercury under this Agreement shall not be subject to any set-off, counterclaim or similar right of FPII or Company against Mercury, however arising.

6.10	Limitation. MERCURY’S LIABILITY TO FPII AND COMPANY UNDER OR WITH RESPECT TO THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT PAID BY FPII OR COMPANY TO MERCURY UNDER THIS AGREEMENT. Any action or proceeding pertaining to this Agreement, however asserted, must be commenced within one year from the date that the cause of action accrues, provided, however, that any action for non-payment may be commenced at any time within three years from the date such cause of action accrues.

6.11	Authority. Each party represents and warrants to the other that (a) such party has full power and authority to execute and deliver this Agreement, (b) this Agreement constitutes the legal and binding obligation of such party, (c) the execution, delivery and performance of this Agreement does not violate, conflict with or constitute a breach of such party’s charter documents, or any agreement by which such party or any of its assets are bound or any law, regulation or court or administrative order applicable to such party, (d) such party has obtained all governmental consents or approvals, and has filed all necessary notices, required for such party to execute, deliver and perform its obligations under this Agreement, and (e) there is no litigation, proceeding, arbitration or investigation pending or, to the best knowledge of such party, threatened that would interfere with such party’s ability to perform its obligations hereunder.

6.12	Future Agreements. No party shall be under obligation, either express or implied, to enter into a new agreement with the other party upon expiration of this Agreement or in the event of termination prior to expiration.

6.13	No Agency. Under no circumstances are FPII, Company, RMF or Mercury deemed to be the agents, employees or representatives of the others (other than RMF with respect to FPII and Company).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate in the manner appropriate to each the day and year first written above.

FOUNTAIN POWERBOAT INDUSTRIES, INC.

By:
Its:

FOUNTAIN POWERBOATS, INC.

By:
Its:

Reginald M. Fountain, Jr.

MERCURY MARINE DIVISION OF BRUNSWICK CORPORATION

By:
Its:

Exhibit C

CONTINGENT PURCHASE AGREEMENT

THIS CONTINGENT PURCHASE AGREEMENT dated as of July 17, 2003 is between Brunswick Corporation (“Brunswick”) and Bank of America, N.A. (the “Bank”).

WITNESSETH:

WHEREAS, the Bank has entered into a Loan Agreement dated as of July 17, 2003 (as amended or otherwise modified from time to time, the “Loan Agreement”) with Fountain Powerboats, Inc. (the “Borrower”) pursuant to which the Bank has agreed to make a term loan to the Borrower; and

WHEREAS, Brunswick desires to obtain an irrevocable and unconditional right to purchase, at par, the outstanding principal amount of the term loan under the Loan Agreement upon the occurrence of certain events; and

WHEREAS, the Bank is willing to extend such right to Brunswick on the terms set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 DEFINITIONS. As used herein, the following terms have the following meanings:

Assignment Agreement means an Assignment Agreement substantially in the form of Exhibit A, with appropriate insertions.

Assigned Rights and Obligations means all rights and obligations of the Bank under or in connection with the Loan Agreement, the Note and any other Loan Document, including, without limitation, all amounts owing by the Borrower thereunder, all guarantees supporting and all collateral securing payment of such amounts, and all rights and remedies of the Bank upon the occurrence of an Event of Default; provided that the Assigned Rights and Obligations shall not include any claim of any person or entity (including, without limitation, the Borrower or any affiliate thereof) against the Bank arising out of any act, or omission to act, on the part of the Bank on or prior to the date Brunswick exercises the Purchase Option.

Brunswick Guaranty means the guaranty issued by Brunswick of the obligations of the Borrower under the Loan Agreement.

Business Day means any day on which commercial banks are open in Chicago, Illinois and Charlotte, North Carolina.

Default has the meaning specified in the Loan Agreement.

Event of Default has the meaning specified in the Loan Agreement.

Loan has the meaning specified in the Loan Agreement.

Loan Document has the meaning specified in the Note.

Note has the meaning specified in the Loan Agreement.

Purchase Event means the occurrence of any of the following: (a) a Default under Section 10(g) of the Note; (b) an Event of Default; or (c) the Bank shall have given notice to Brunswick of a proposed amendment or modification of, or consent to any material waiver to or material departure by the Borrower from, any provision of the Loan Agreement pursuant to Section 4 below, and Brunswick shall have notified the Bank within three Business Days after receipt of such notice of Brunswick’s intent to purchase the Assigned Rights and Obligations pursuant to this Agreement.

Purchase Option—see Section 2.1

Purchase Price means the sum of (a) the unpaid principal amount of the Loans, (b) all accrued and unpaid interest on the Loans and (c) all fees and other amounts payable to the Bank under the Loan Agreement, the Note or any other Loan Document, excluding any “Make Whole Amount” referred to in Section 8 of the Note, determined in each case as of the date of the exercise of the Purchase Option.

SECTION 2 PURCHASE OPTION.

2.1 Right of Brunswick to Purchase. Subject to the terms and conditions of this Agreement, Brunswick shall have the right (the “Purchase Option”), on any Business Day on which a Purchase Event has occurred and is continuing, to purchase from the Bank the aggregate outstanding principal amount of the Loans and all other Assigned Rights and Obligations.

2.2 Notice of Purchase Price. Brunswick may from time to time request that the Bank provide Brunswick with a calculation of the Purchase Price. Promptly (and in any event within three Business Days) after any such request, the Bank shall deliver to Brunswick a certificate of an authorized officer of the Bank setting forth a calculation of the Purchase Price.

2.3 Procedures with Respect to Purchase. Brunswick may exercise the Purchase Option by giving irrevocable notice to the Bank not later than 10:00 a.m., Charlotte time, at least three Business Days (but not more than 10 Business Days) prior to the proposed date of the purchase of the Assigned Rights and Obligations, which shall be a Business Day (the “Purchase Date”). If such notice is given, then the Bank shall be obligated to sell, and Brunswick shall be obligated to purchase, the Assigned Rights and Obligations. Not later than 9:00 a.m., Charlotte time, on the Purchase Date, the Bank shall deliver to Brunswick a certificate of an authorized officer of the Bank setting forth a calculation of the Purchase Price as of the Purchase Date. Promptly upon receipt of such certificate (and, in any event, not later than 1:00 p.m., Charlotte time, on the Purchase Date), Brunswick shall pay the Purchase Price in immediately available funds to the

Bank at its main office in Charlotte.

SECTION 3 TERMS OF ASSIGNMENT.

3.1 No Recourse or Warranty. Any assignment by the Bank of the Loans and the other Assigned Rights and Obligations shall be without recourse or warranty of any kind whatsoever, except that by making such assignment the Bank shall be deemed to have warranted to Brunswick that the Bank (a) is the sole and absolute owner of the Loans and the other Assigned Rights and Obligations, (b) is assigning the foregoing to Brunswick free and clear of all liens, security interests and other encumbrances and (c) has complied with its obligations under Section 4 of this Agreement.

3.2 No Impairment of Liens, Security Interests or Guarantees. All guarantees (other than the Brunswick Guaranty) supporting and all liens and security interests securing the obligations of the Borrower under the Loan Agreement, the Note and the other Loan Documents shall continue in full force and effect after the assignment contemplated herein, and the Bank agrees to execute and deliver such documents and instruments as Brunswick may reasonably request to evidence the assignment of such guarantees, liens and security interests.

SECTION 4 CERTAIN LIMITATIONS ON ADMINISTRATION OF THE LOANS. The Bank agrees that it will (a) not, without the written consent of Brunswick, (i) extend any date scheduled for any payment of principal of or interest on the Loans or any fees payable under the Loan Agreement, the Note or any other Loan Document, (ii) change the principal amount of the Loans, the rate of interest thereon or any fees payable under the Loan Agreement, the Note or any other Loan Document (other than by virtue of the acceptance of payments and prepayments of principal and changes in the interest rate as contemplated by the express terms of the Note as in effect on the date hereof), (iii) release any guarantor of the Loans from its obligations under the applicable guarantee or (iv) reduce any substantial portion of the collateral securing repayment of the Loans; (b) not enter into any written amendment, waiver or other modification of, consent in writing to any departure by the Borrower or any guarantor from, any provision of the Loan Agreement or any related agreement, or amend, waive or otherwise modify or consent to any departure by the Borrower or any guarantor from any material provision of the Loan Agreement or any related agreement in any other manner, without, in each case, giving Brunswick at least five Business Days’ written notice of such action; and (c) use reasonable commercial efforts to promptly notify Brunswick of the occurrence of any Default or Event of Default, it being understood that failure to give such notice shall not impair the rights of the Bank under this Agreement or any agreement related hereto (including the Brunswick Guaranty).

SECTION 5 MISCELLANEOUS.

5.1 No Waiver; Modifications in Writing. No failure or delay on the part of Brunswick in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No amendment or other modification of this Agreement shall be effective unless the same is in writing and signed by or on behalf of the Bank and Brunswick.

5.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person with receipt acknowledged, by registered or certified mail, return receipt requested, postage prepaid, by overnight courier service or by facsimile, addressed as follows:

(a)	If to Brunswick, at:

Brunswick Corporation

1 North Field Court

Lake Forest, Illinois 60045-4811

Attn: General Counsel

Facsimile: 847-735-4050

with a copy to:

Mercury Marine

W6250 Pioneer Road

Fond du Lac, Wisconsin 54936-1939

Attn: General Counsel

Facsimile: 920-929-5253

(b)	If to the Bank, at:

Bank of America, N.A.

NC7-002-02-01

One Hannover Square, Suite 201

Raleigh, North Carolina 27601

Attn: Ray Vaughn

Facsimile: (919) 829-6604

with a copy to:

Bank of America, N.A.

Legal Department

101 South Tryon Street

NC1-002-29-01

Charlotte, North Carolina 28255

Attn: Robert J. Roth

Facsimile: (704) 386-1760

or at such other address as may be substituted by notice given as provided herein. Notices shall be deemed to have been given on the date personally delivered with receipt acknowledged, three Business Days after being deposited in the United States mail, one Business Day after being deposited with an overnight courier service or when transmitted by facsimile with electronic confirmation of receipt, in each case properly addressed and with all charges paid.

5.3 Headings. Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

5.4 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall constitute one and the same agreement.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

5.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be in effect up to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.7 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of Brunswick and the Bank.

5.8 Arbitration; Wavier of Jury Trial. (a) This Section 5.8 concerns the resolution of any controversy or claim, whether arising in contract, tort or by statute, that arises out of or relates to: (i) this Agreement (including all renewals, extensions or modifications hereof); or (ii) any document related to this Agreement (any of the foregoing a “Claim”).

(b) At the request of Brunswick or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of the State of North Carolina.

(c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”) and the terms of this Section 5.8. In the event of any inconsistency, the terms of this Section 5.8 shall control.

(d) The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in Lake County, Illinois. All Claims shall be determined by one arbitrator; provided that if one or more Claims exceed $5,000,000, upon the request of either Brunswick or the Bank, such Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees if appropriate.

(f) This Section 5.8 does not limit the right of Brunswick or the Bank, as applicable, to: (i) exercise self-help remedies, including but not limited to setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, including but not limited to injunctive relief, writ of possession, appointment of a receiver or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of Brunswick or the Bank thereafter to require submittal of the Claim to arbitration.

(h) BY AGREEING TO BINDING ARBITRATION, EACH OF BRUNSWICK AND THE BANK IRREVOCABLY AND VOLUNTARILY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, EACH OF BRUNSWICK AND THE BANK IRREVOCABLY AND VOLUNTARILY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BRUNSWICK AND THE BANK ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

BRUNSWICK CORPORATION

By:
Title:

BANK OF AMERICA, N.A.

By:
Title:

ACKNOWLEDGED AND AGREED: FOUNTAIN POWERBOATS, INC.

By:
Title:

EXHIBIT A

TO

CONTINGENT PURCHASE AGREEMENT

ASSIGNMENT AGREEMENT

FOR VALUE RECEIVED, the undersigned hereby assigns to Brunswick Corporation, without recourse or warranty of any kind whatsoever (except as expressly set forth in the Purchase Agreement referred to below), the Loan (as defined in the Purchase Agreement) and all other Assigned Rights and Obligations (as defined in the Purchase Agreement). This assignment is made pursuant to, and is in all respects subject to the terms and provisions of, the Contingent Purchase Agreement dated as of July 17, 2003 (the “Purchase Agreement”) between Brunswick Corporation and the undersigned. This assignment is governed by the laws of the State of North Carolina.

Dated ,	BANK OF AMERICA, N.A.,

By:
Title:

Exhibit D

RMF REIMBURSEMENT AGREEMENT

THIS RMF REIMBURSEMENT AGREEMENT (this “Agreement”) dated as of July         , 2003 is between Reginald M. Fountain, Jr. (“RMF”) and Brunswick Corporation (“Brunswick”).

RECITALS

A. Brunswick, RMF, Fountain Powerboat Industries, Inc. and Fountain Powerboats, Inc. are parties to a Master Agreement dated as of July         , 2003 (as amended or otherwise modified from time to time, the “Master Agreement”). Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Master Agreement.

B. As contemplated by the Master Agreement, RMF and Brunswick have guaranteed all liabilities of the Company under the Loan Agreement.

C. RMF will materially benefit from the Loan Agreement and Brunswick’s guaranty of the Bank Liabilities and has agreed to reimburse Brunswick for certain payments which may be made by Brunswick under the Brunswick Guaranty or the Contingent Purchase Agreement.

D. RMF acknowledges and agrees that Brunswick would not have issued the Brunswick Guaranty absent RMF’s agreement to reimburse Brunswick pursuant to this Agreement.

AGREEMENTS

In consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

1. Agreement to Reimburse Payments. RMF unconditionally and irrevocably agrees that he will, immediately upon demand, reimburse Brunswick for all amounts in excess of $14,700,000 which Brunswick may pay to the Bank (i) to purchase the Loan and the other Bank Liabilities pursuant to the Contingent Purchase Agreement or (ii) pursuant to the Brunswick Guaranty (any such payment made by Brunswick in excess of such amount, a “Reimbursable Payment”). RMF further agrees to pay, immediately upon demand, all costs and expenses paid or incurred by Brunswick in enforcing this Agreement and collecting the amount of any Reimbursable Payment from RMF (including, without limitation, reasonable attorneys’ fees and charges).

2. Procedure for Reimbursement. Brunswick shall give written notice to RMF of the making of, and the amount of, any Reimbursable Payment. Immediately (and in any event within five business days) upon receipt of such notice, RMF shall reimburse Brunswick for the amount of such Reimbursable Payment by delivery of immediately available funds to such bank and account as Brunswick may reasonably specify.

3. Interest On Unpaid Amounts. To the extent RMF fails to reimburse Brunswick for any Reimbursable Payment within one business day after notice thereof pursuant to Section 2 (and without limiting RMF’s obligation to pay Brunswick the amount of such payment), RMF shall pay interest on the unreimbursed amount at a rate per annum equal to the sum of the prime rate (the “Prime Rate”) announced by the Bank from time to time at its principal office in Charlotte (changing as and when the Prime Rate changes) plus 3%.

4. Obligations Unconditional, etc. The obligations of RMF hereunder are unconditional, irrevocable and absolute and shall remain in full force and effect until all commitments of the Bank under the Loan Agreement have terminated and all Bank Liabilities have been paid in full.

5. Reinstatement of Obligations. RMF agrees that if at any time all or any part of any payment theretofore applied to any of the Bank Liabilities is or must be rescinded or returned by the Bank or Brunswick for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or RMF), such Bank Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Bank or Brunswick, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Bank Liabilities, all as though such application by the Bank or Brunswick had not been made.

6. Delay of Subrogation. Notwithstanding any payment made by or for the account of RMF pursuant to this Agreement, RMF shall not be subrogated to any right of the Bank or Brunswick against the Company until such time as all Bank Liabilities have been paid in full in cash and, if applicable, Brunswick has received payment in full in cash of all amounts paid by Brunswick under the Brunswick Guaranty and/or the Contingent Purchase Agreement together with, in the case of any payment under the Brunswick Guaranty, interest thereon (from and including the date of payment by Brunswick to but excluding the date Brunswick is reimbursed therefor) at the same rate per annum as would have been applicable to the Bank Liabilities paid by Brunswick (or, in the absence of such a rate, at the Prime Rate plus 3%).

7. Amendments, etc. This Agreement may be amended, modified or supplemented, but only in writing signed by each party hereto.

8. Notices. All notices hereunder shall be given in the manner and to the address, and shall be deemed given at the time, specified in or pursuant to Section 12.6 of the Master Agreement.

9. Delay by Brunswick not a Waiver, etc. No delay on the part of Brunswick in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Brunswick of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of Brunswick permitted hereunder shall in any way affect or impair the rights of Brunswick or the obligations of RMF under this Agreement.

10. Security. The obligations of RMF hereunder are secured as more fully set forth in the Master Agreement.

11. Successors and Assigns. This Agreement shall be binding upon RMF and the heirs and legal representatives of RMF and shall inure to the benefit of Brunswick and the successors and assigns of Brunswick.

12. Applicable Law; Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina. The parties agree that any suit, action or proceeding brought in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the Northern District of Illinois or, if such court lacks jurisdiction, in the State Court located in Lake County, Illinois. Any party may plead this Section 12 as a waiver of jurisdiction in any other court in which an action, suit or proceeding is brought.

13. Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

14. Relationship to RMF Guaranty. The parties hereto (a) acknowledge that if Brunswick purchases the Bank Liabilities pursuant to the Contingent Purchase Agreement for more than $14,700,000, then Brunswick may have claims against RMF under this Agreement and under the RMF Guaranty (as assignee of the Bank); and (b) agree that under such circumstances, (i) Brunswick may enforce its rights under this Agreement and/or the RMF Guaranty concurrently and/or successively in such order as Brunswick may elect and (ii) the total recovery under both this Agreement and the RMF Guaranty shall not exceed the amount of the Bank Liabilities which Brunswick may pay to the Bank in excess of $14,700,000 plus enforcement and collection costs incurred under this Agreement and/or the RMF Guaranty. RMF shall not challenge any amounts paid by Brunswick to the Bank as unreasonable, unnecessary, made in bad faith, voluntarily made or as somehow being otherwise made in a manner that does not support Brunswick’s request for reimbursement pursuant to this Agreement.

15. Termination. At such time as the Bank Liabilities have been indefeasibly and irrevocably reduced or paid down to $14,700,000 or less and there is no ability for the Bank Liabilities to increase to more than $14,700,000, this Agreement shall terminate and Brunswick shall release all collateral securing RMF’s obligations hereunder. At such time, Brunswick shall also acknowledge that it has no further rights under the RMF Guaranty.

16. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall not affect or impair the validity, legality or enforceability of this Agreement or any of the other provisions hereof, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

Reginald M. Fountain, Jr.

BRUNSWICK CORPORATION
By:
Name Printed:
Title:

Exhibit E

Form of Ward & Smith Opinion

Omitted

E-1